UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2010

ON ASSIGNMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26551 West Agoura Road
 Calabasas, CA 91302
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (818) 878-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2010, On Assignment, Inc. (the “Company”) replaced its existing credit facility with a new senior secured credit agreement with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wells Fargo Bank, N.A., as syndication agent, Union Bank, N.A. and BBVA Compass as co-documentation agents and the lenders party thereto. The new credit agreement consists of a $50,000,000, five-year term loan facility, a $75,000,000, five-year revolving loan facility, including a $10,000,000 swing line subfacility and a $10,000,000 sublimit for letters of credit, and the ability to increase the loan facilities for up to $50,000,000 in additional principal amount of revolving or term loans, subject to receipt of lender commitments and satisfaction of specified conditions.

Borrowings under the new credit agreement bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of the administrative agent’s prime rate, one-half of 1.00% in excess of the overnight federal funds rate, and 1.00% in excess of the one-month Eurodollar rate), plus in each case, an applicable margin. The applicable margin for Eurodollar rate loans ranges, based on the applicable leverage ratio, from 2.00% to 3.25% per annum and the applicable margin for base rate loans ranges, based on the applicable leverage ratio, from 1.00% to 2.25% per annum.  The Company is required to pay a commitment fee equal to 0.50% per annum on the undrawn portion available under the revolving loan facility if its leverage ratio is less than 3.00:1.00 and a commitment fee equal to 0.625% per annum if its leverage ratio is equal to or greater than 3.00:1.00.  Additionally, the Company is required to pay variable per annum fees equal to the applicable margin for Eurodollar rate loans in respect of outstanding letters of credit.

During the five years after the closing date, the Company will be required to make quarterly amortization payments on the term loan facility in the amount of $1,250,000. The Company is also required to make mandatory prepayments of loans under the new credit agreement, subject to specified exceptions, from excess cash flow, and with the proceeds of asset sales, debt issuances and specified other events.

The Company’s obligations under the new credit agreement will be guaranteed by substantially all of its direct and indirect domestic subsidiaries. The obligations under the new credit agreement and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of its direct and indirect domestic subsidiaries.

In addition to other covenants, the new credit agreement places limits on the Company’s and its subsidiaries’ ability to incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales, declare dividends or redeem or repurchase capital stock, alter the business conducted by the Company and its subsidiaries, transact with affiliates, make capital expenditures, prepay, redeem or purchase subordinated debt and amend or otherwise alter debt agreements.

The new credit agreement also contains financial covenants requiring the Company to (i) maintain a maximum ratio of consolidated funded debt to consolidated EBITDA of 3.00 to 1.00, with a one-time election, upon notice to the administrative agent, to temporarily increase the maximum ratio to 3.25 to 1.00; (ii) maintain a minimum consolidated fixed charge coverage ratio of consolidated EBITDA to consolidated interest charges of 1.25 to 1.00 as of the end of any fiscal quarter of the Company ending on or before March 31, 2011 and 1.50 to 1.00 as of the end of any fiscal quarter of the Borrowing ending on or after June 30, 2011; and (iii) to limit its operating lease payments to not more than $10,000,000 in 2010 and 2011, $10,500,000 in 2012, $11,000,000 in 2013, $11,500,000 in 2014 and $12,000,000 in any fiscal year thereafter. A failure to comply with these covenants could permit the lenders under the new credit agreement to declare all amounts borrowed under the new credit agreement, together with accrued interest and fees, to be immediately due and payable.

The new credit agreement is filed as exhibit 10.1 and is incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON ASSIGNMENT, INC.
Date: December 8, 2010	By:	/s/ James L. Brill
Sr. Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1
Credit Agreement, dated as of December 3, 2010, among On Assignment, Inc., Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wells Fargo Bank, N.A., as syndication agent, Union Bank, N.A. and BBVA Compass as co-documentation agents and the lenders party thereto.